Exhibit 99.1

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES FEBRUARY 2005 SALES RESULTS

New York, New York, March 3, 2005 – AnnTaylor Stores Corporation (NYSE: ANN) announced today total net sales for the four-week period ended February 26, 2005 increased 6.7 percent to $109,834,000 over total net sales of $102,955,000 for the four-week period ended February 28, 2004. By division, net sales were $48,770,000 for Ann Taylor compared to $54,418,000 last year, and $49,955,000 for Ann Taylor Loft compared to $40,603,000 last year.

Comparable store sales decreased 5.4 percent for the period, compared to a comparable store sales increase of 15.3 percent for the same four-week period last year. By division, comparable store sales for fiscal February 2005 were down 11.5 percent for Ann Taylor compared to a 12.7 percent increase last year, and up 1.2 percent for Ann Taylor Loft compared to a 20.8 percent increase last year.

“At Ann Taylor Loft, more affordable and casual products, such as denim, knit tops, woven shirts and fashion accessories were well received,” stated Ann Taylor Chairman, J. Patrick Spainhour. “Additionally, we are pleased with early reads on Loft’s March store set. Ann Taylor met our expectations, and new suits, embellished sweaters and outerwear met with positive client acceptance,” he added.

In accordance with our plan to address the Easter shift, with Easter falling two weeks earlier this year, total inventory levels at the end of February were up approximately 19 percent on a per square foot basis. This compares to a 13 percent decrease for the same period last year. By division, inventory levels on a per square foot basis were up approximately 13 percent for Ann Taylor and up 22 percent for Ann Taylor Loft.

During the month, the Company opened one Ann Taylor store, two Ann Taylor Loft and two Ann Taylor Factory stores. The total store count at month end was 743, comprised of 360 Ann Taylor stores, 345 Ann Taylor Loft stores and 38 Ann Taylor Factory stores. Total square footage at the end of fiscal February 2005 increased 15.1 percent over the same period last year.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 743 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of February 26, 2005.

ANNTAYLOR

FORWARD-LOOKING STATEMENTS

Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “may”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Stores; a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of natural disasters and health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547